Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hurco Companies, Inc. of our report dated January 5, 2024, relating to the consolidated financial statements and the financial statement schedule of Hurco Companies, Inc. appearing in the Annual Report on Form 10-K of Hurco Companies, Inc. for the year ended October 31, 2024.

/s/ RSM US LLP

Indianapolis, Indiana

March 13, 2025